Exhibit 99.1

ANR Fund IX Holdings, L.P. and Alpha NR Holding Inc. and Subsidiaries
Unaudited Pro Forma Condensed Balance Sheet Data
December 31, 2004

		NKC
		Disposition Pro
		Forma Adjustments
	Historical (1)	(2)	Pro Forma
		(in thousands)
Assets
Current assets	$202,535	$(25)	$202,510
Property, plant and equipment, net	217,964	(3,989)	213,975
Other assets	56,622	—	56,622

Total assets	$477,121	$(4,014)	$473,107

Liabilities and Stockholder’s Equity and Partners’ Capital
Note payable and current portion of long-term debt	$16,921	$-	$16,921

Other current liabilities	129,357	—	129,357

Total current liabilities	146,278	—	146,278
Long-term debt, net of current portion	184,784	-	184,784
Other liabilities	71,348	(196)	71,152

Total liabilities	402,410	(196)	402,214

Minority Interest	28,778	(1,730)	27,048

Stockholder’s Equity and Partners’ Capital:
Stockholder’s equity	40,981	(1,859)	39,122
Partners’ capital	4,952	(229)	4,723

Total stockholder’s equity and partners’ capital	45,933	(2,088)	43,845

Total liabilities and stockholder’s equity and partners’ capital	$477,121	$(4,014)	$473,107

(1)	Reflects the combined balance sheet of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries as of December 31, 2004.

(2)	Eliminates the net assets of NATIONAL KING LLC and Gallup Transportation and Transloading, LLC as if the sale of those businesses had occurred on December 31, 2004.

ANR Fund IX Holdings, L.P. and Alpha NR Holding Inc. and Subsidiaries
Unaudited Pro Forma Condensed Statement of Operations and Other Financial Data
For the Year Ended December 31, 2004

		NKC
		Disposition Pro
		Forma Adjustments
	Historical (1)	(2)	Pro Forma
		(in thousands)
Total Revenues	$1,269,718	$(17,016)	$1,252,702

Operating expenses (exclusive of items shown below) (3)	1,102,815	(17,696)	1,085,119
Depreciation, depletion and amortization	56,012	(751)	55,261
Asset impairment charge	5,100	(5,100)	—
Selling, general and administrative expenses (exclusive of depreciation, depletion, and amortization shown separately above)	43,881	—	43,881
Gain on sale of fixed assets	671	(5)	666

Income (loss) from operations	62,581	6,526	69,107
Interest expense	(20,041)	—	(20,041)
Interest income	531	—	531
Miscellaneous income	734	(11)	723
Income tax expense (benefit)	3,960	1,205	5,165
Minority interest	19,830	2,953	22,783

Net income (loss)	$20,015	$2,357	$22,372

Other Financial Data:
EBITDA, as adjusted (4)	$119,327	$5,764	$125,091

(1)	Reflects the combined results of operations of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries for the year ended December 31, 2004.

(2)	Eliminates the operating results of NATIONAL KING LLC and Gallup Transportation and Transloading, LLC as if the sale of those assets had occurred on January 1, 2004.

(3)	Operating expenses include cost of coal sales, freight and handling costs, and cost of other revenues.

(4)	EBITDA, as adjusted, is defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income, and adjusted for minority interest. EBITDA, as adjusted, is used by management to measure operating performance, and management also believes it is a useful indicator of our ability to meet debt service and capital expenditure requirements. Because EBITDA, as adjusted, is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies.

EBITDA, as adjusted, is calculated and reconciled to net income in the table below (unaudited):

		NKC
		Disposition Pro
	Historical	Forma Adjustments	Pro Forma
		(in thousands)
Net income (loss)	$20,015	$2,357	$22,372
Interest expense	20,041	—	20,041
Interest income	(531)	—	(531)
Income tax expense (benefit)	3,960	1,205	5,165
Depreciation, depletion and amortization	56,012	(751)	55,261

EBITDA	$99,497	$2,811	$102,308
Minority interest	19,830	2,953	22,783

EBITDA, as adjusted	$119,327	$5,764	$125,091